News Release

FOR IMMEDIATE RELEASE	October 31, 2012

Rowan Reports Third Quarter 2012 Operating Results

HOUSTON, Oct. 31, 2012 /PRNewswire/ -- For the three months ended September 30, 2012, Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) generated net income from continuing operations of $26.4 million or $0.21 per share, compared to $31.4 million or $0.25 per share in the third quarter of 2011.

Net income from continuing operations during the third quarter of 2012 included $28.1 million of non-recurring or unusual items, or $0.18 per share after tax, including costs associated with early redemption of MARAD debt, repairs to the EXL I due to a tanker collision, equity compensation charges related to a retiring executive, settlement costs related to the Company's frozen manufacturing pension plan and certain corporate redomestication costs, net of gains on asset disposals.  Excluding such items, net income from continuing operations was $48.8 million or $0.39 per share during the third quarter of 2012.

The third quarter results also reflect additional tax expense related to an increase in the Company's full year 2012 estimated tax rate primarily due to adjustments related to the completion of its 2011 U.S. federal tax return and changes to projected foreign and domestic earnings.  The full-year effective tax rate for continuing operations is now projected to be 2%, up from the 6% credit projected at the end of the second quarter, which resulted in increased tax expense in the third quarter of $10.6 million, or $0.09 per share.

Net income totaled $27.6 million or $0.22 per share in the third quarter of 2012, compared to $193.8 million or $1.53 per share in the third quarter of 2011, as the prior year quarter included income from discontinued manufacturing and land drilling operations of $162.4 million or $1.28 per share, including the after-tax gain on the sale of land drilling operations of $155.0 million.

Rowan's revenues were $353.9 million in the third quarter of 2012, up 51% over the prior-year quarter due primarily to incremental activity from fleet additions and higher utilization and day rates for existing rigs between periods.  The Company's operating income was $59.3 million in the third quarter of 2012, up 86% over the prior-year quarter.

Matt Ralls, President and Chief Executive Officer, commented, “While our operating revenues and earnings for the third quarter were generally in line with analysts' expectations, a number of non-recurring or unusual items negatively impacted our net income.  As we look ahead to coming quarters, we see several positive factors.  We have nine jack-ups in our active fleet with contract expirations in the next three quarters, and we expect all of those rigs to move to contracts at higher day rates.  We also expect our days off rate due to shipyard, transit and inspection time to trend lower in the fourth quarter of this year and in 2013.  Finally, for our three uncontracted remaining ultra-deepwater drillships, we continue to have serious discussions with multiple customers for long term contracts at day rates that are consistent with those recently announced for other high-end drillships.”

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800 Fax: (713) 960-7509

Rowan will conduct its earnings conference call on Wednesday, October 31, 2012, at 10:00 a.m. Central Daylight Time.  Interested parties are invited to listen to the call by telephone or over the Internet.  Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261.  You should dial-in approximately five to 10 minutes prior to the scheduled start time.  Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com.  You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies plc is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs.  The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico.  Rowan will enter the ultra-deepwater market with four high-specification drillships expected to be delivered starting in late 2013.  The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol “RDC”. For more information on the Company, please visit www.rowancompanies.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair or transportation of rigs, maintenance and repair costs, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company’s operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.

Contact:

Suzanne M. Spera

Director of Investor Relations

(713) 960-7517

sspera@rowancompanies.com

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	SEPTEMBER 30,	DECEMBER 31,
	2012	2011

ASSETS

Cash and cash equivalents	$328.3	$438.9
Accounts receivable	403.5	283.6
Other current assets	107.8	71.6
Assets of discontinued operations	26.9	27.6
Total current assets	866.5	821.7
Property, plant and equipment - net	6,021.9	5,678.7
Other assets	100.4	97.4
TOTAL	$6,988.8	$6,597.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$—	$45.0
Accounts payable	90.1	111.1
Other current liabilities	138.3	167.3
Liabilities of discontinued operations	21.3	25.0
Total current liabilities	249.7	348.4
Long-term debt	1,393.1	1,089.3
Other liabilities	867.7	834.1
Stockholders' equity	4,478.3	4,326.0
TOTAL	$6,988.8	$6,597.8

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	2012	2011	2012	2011

REVENUES	$353.9	$234.7	$1,038.4	$664.2

COSTS AND EXPENSES:
Operations	188.2	129.8	558.4	345.6
Depreciation and amortization	63.0	50.3	183.3	129.3
Selling, general and administrative	25.8	22.6	73.9	65.2
Gain on disposals of property and equipment	(0.6)	—	(2.6)	(1.4)
Material charges and other expenses	18.2	—	30.9	6.1
Total	294.6	202.7	843.9	544.8
INCOME FROM OPERATIONS	59.3	32.0	194.5	119.4
Net interest and other income	(24.4)	(4.4)	(58.9)	(17.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	34.9	27.6	135.6	101.6
Provision (credit) for income taxes	8.5	(3.8)	2.9	(1.0)
NET INCOME FROM CONTINUING OPERATIONS	26.4	31.4	132.7	102.6
Discontinued operations, net of tax	1.2	162.4	(6.2)	589.1
NET INCOME	$27.6	$193.8	$126.5	$691.7

PER SHARE AMOUNTS:
Income from continuing operations	$0.21	$0.25	$1.07	$0.81
Discontinued operations, net of tax	$0.01	$1.28	$(0.05)	$4.64
Net income	$0.22	$1.53	$1.02	$5.45

AVERAGE DILUTED SHARES	124.0	126.4	123.8	127.0

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	NINE MONTHS
	ENDED SEPTEMBER 30
	2012	2011
CASH PROVIDED BY (USED IN):
Operations:
Net income	$126.5	$691.7
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	183.3	150.2
Deferred income taxes	(5.1)	(30.9)
Gain on disposals of assets	(2.7)	(881.2)
Other - net	6.8	(29.0)
Net changes in current assets and liabilities	(129.2)	190.6
Net changes in other noncurrent assets and liabilities	9.9	36.6
Net cash provided by operations	189.5	128.0

Investing activities:
Property, plant and equipment additions	(566.1)	(1,155.1)
Proceeds from disposals of property, plant and equipment	10.6	5.5
Proceeds from sale of manufacturing operations - net	—	1,560.5
Change in Restricted cash	—	15.3
Net cash provided by (used in) investing activities	(555.5)	426.2

Financing activities:
Proceeds from borrowings	492.6	—
Repayments of borrowings	(238.5)	(38.4)
Proceeds from equity compensation plans and other	1.3	20.2
Payments to acquire treasury stock		(80.9)
Net cash provided by (used in) financing activities	255.4	(99.1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(110.6)	455.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	438.9	437.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$328.3	$892.6

ROWAN  COMPANIES  plc

SUPPLEMENTAL  OPERATING  INFORMATION

Unaudited

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2012	2012	2011	2012	2011

RIG DAYS:
Operating	2,130	2,217	1,576	6,435	4,721
Shipyard / transit	401	313	694	1,014	1,754
Stacked and other downtime	321	291	306	1,000	758

Total available	2,852	2,821	2,576	8,449	7,233

Utilization	75%	79%	61%	76%	65%

AVERAGE DAY RATES (in thousands):
North Sea	$250.2	$234.5	$224.9	$237.5	$204.9
Middle East	129.3	130.8	125.4	134.3	125.9
Gulf of Mexico	120.4	119.1	115.8	119.0	117.7
All rigs	161.5	154.0	148.5	157.3	139.3

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$112.8	$113.9	$74.3	$331.6	$197.6
Repairs and maintenance	34.5	32.3	32.0	105.4	75.4
Insurance	8.6	8.1	7.3	24.7	22.8
Rig moves	6.3	8.4	3.0	22.1	13.3
Rebillables (b)	9.8	9.5	1.5	25.8	6.7
All other	16.2	15.9	11.7	48.8	29.8

Total	$188.2	$188.1	$129.8	$558.4	$345.6

(a) Includes labor, fringes, training, travel and catering costs.
(b) Amounts are fully offset by incremental revenues.

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